SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 29, 2008

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26125	33-0100303
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:        (760) 929-8226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Failure to Satisfy a Continued Listing Rule or Standard

On December 29, 2008, Rubio’s Restaurants, Inc. (the “Company”) received a letter from the staff of the Nasdaq Stock Market indicating that the Company was not in compliance with Marketplace Rule 4350, which requires a company’s audit committee to consist of at least three independent directors.  The Company’s audit committee was reduced to two independent directors following the previously announced resignation of Mr. Jack W. Goodall from the Company’s Board of Directors on December 12, 2008.  Under Rule 4350, Nasdaq has provided the Company with a cure period in order to regain compliance.  The Company has until the earlier of its next annual stockholder’s meeting (or June 10, 2009, if the Company’s next annual stockholder’s meeting is held before June 10, 2009) or December 12, 2009 to regain compliance.

The Company’s Board of Directors, effective December 30, 2008, appointed Mr. Timothy J. Ryan to the audit committee.  Mr. Ryan has served as one of the Company’s directors since April 1999.  In making this appointment, the Company’s Board determined that Mr. Ryan satisfied the independent director criteria required by Nasdaq and the Securities and Exchange Commission for purposes of serving on the audit committee.  With the appointment of Mr. Ryan to the audit committee, the Company believes that it has regained compliance with Rule 4350, and it is in the process of providing the necessary information to Nasdaq to evidence its compliance with this rule.

The Company issued a press release announcing the appointment of Mr. Ryan as a member of the audit committee in response to the Nasdaq staff deficiency letter.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)              Exhibits

Exhibit No.	Description

99.1	Press release announcing the appointment of Timothy J. Ryan as a member of the Company’s audit committee in response to Nasdaq staff deficiency letter, dated January 2, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  January 2, 2009

RUBIO’S RESTAURANTS, INC.

By:	/s/ Frank Heningman
Frank Henigman
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release announcing the appointment of Timothy J. Ryan as a member of the Company’s audit committee in response to Nasdaq staff deficiency letter, dated January 2, 2009.